EXHIBIT 16.1



November 24, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Commissioners:

We have read the statement made by SmartPros Ltd. (copy attached), which we understand will be filed with the Commission under Item 4.01 of the Company's Form 8-K report dated November 24, 2004. We agree with the statements concerning our firm in such Form 8-K. Except as otherwise set forth herein, we have no basis on which to agree or disagree with the information set forth in the fourth paragraph of such statement.

Very truly yours,

/s/ McGladrey & Pullen, LLP
McGladrey & Pullen, LLP